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                                                                     EXHIBIT 5.1



April 5, 2001


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street N.W.
Washington, D.C.  20549

RE:      ECOLAB INC.
         2001 NON-EMPLOYEE DIRECTOR STOCK OPTION AND DEFERRED COMPENSATION PLAN REGISTRATION STATEMENT ON FORM S-8

Dear Sir or Madam:

In my capacity as Vice President and Secretary to Ecolab Inc., a Delaware corporation (the "Company"), I am acting as counsel in connection with the proposed registration by the Company of 825,000 shares (collectively the "Shares"), of common stock, $1.00 par value per share (the "Common Stock"), and the Company's preferred stock purchase rights (the "Rights") adhering to the Shares, in connection with the Ecolab Inc. 2001 Non-Employee Director Stock Option and Deferred Compensation Plan (the "Plan"), pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission on April 5, 2001 (the "Registration Statement"). I understand that it is the Company's intention that the Shares will be (a) issued out of authorized but unissued shares, or (b) transferred out of treasury shares held by the Company now or in the future; provided, that no Shares will be issued or transferred until the Plan has been approved by a majority of the total votes cast by the holders of shares present in person or represented by proxy and entitled to vote on the Plan at the next annual meeting of stockholders of the Company.

In acting as counsel for the Company and arriving at the opinion expressed below, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed necessary or appropriate as a basis for the opinion expressed herein, including, but not limited to, the Rights Agreement between the Company and First Chicago Trust Company of New York dated as of February 24, 1996 (the "Rights Agreement"). In connection with my examination, I have assumed the genuineness of all signatures, the authenticity of all documents tendered to me as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

Based on the foregoing, I advise you that in my opinion:

1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the state of Delaware.

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Securities and Exchange Commission
April 5, 2001
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2.   The Shares, when issued or transferred, delivered and paid for in accordance with the Plan as approved by the stockholders in the manner set forth in the first paragraph of this letter, will be legally issued, fully paid and non-assessable.

3. The Rights, when issued in accordance with the Rights Agreement in connection with Shares issued or transferred in accordance with the Plan (so long as the Rights are attached to the Shares in accordance with the Rights Agreement), will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.

Very truly yours,


/s/ Kenneth A. Iverson

Kenneth A. Iverson
Vice President and Secretary